Exhibit 1

OPTION TO ISSUE SHARES AGREEMENT

          THIS OPTION TO ISSUE SHARES AGREEMENT (this “Agreement”) is made as of the 30th day of June, 2003, by and between Regal Entertainment Group (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 9110 East Nichols Avenue, Suite 200, Centennial, CO 80112, and GSCP Recovery, Inc. (the “Stockholder”), a corporation organized under the laws of the Cayman Islands, with its principal offices at 500 Campus Drive, Florham Park, NJ 07932.

RECITALS

     A.  Stockholder has requested that the Company not pay its cash dividend (the "Cash Dividend") in the amount of $5.05 per share of Class A common stock, par value $0.001 per share (the "Common Stock"), on all shares of Common Stock owned by Stockholder (the "Currently Owned Shares") and in lieu of receiving the Cash Dividend, Stockholder has requested that the Company consider issuing Stockholder shares of Common Stock (the "Shares") at a value (the "Value") per share equal to the closing sales price on the New York Stock Exchange on the ex-dividend date (which is expected to be July 2).

     B.  The Stockholder desires to provide the Company the option of issuing the Shares, at the Company's sole discretion, in consideration of Stockholder waiving, in the event the Company exercises the Option, all of its right, and releasing the Company from all of its obligations, regarding the Cash Dividend on the Currently Owned Shares pursuant to the terms hereunder.

      C.  As an inducement to the Company to enter into this Agreement, the Stockholder has agreed not to sell, assign or otherwise transfer any of the Shares on the terms and for the period of time provided in this Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the Company and the Stockholder agree as follows:

           SECTION 1.  Grant of Option to Issue Shares. The Stockholder hereby grants the Company an irrevocable option (the “Option”) to issue to the Stockholder the Shares, the number of Shares to be issued to be determined in the sole discretion of the Company; provided that the Option (a) shall automatically expire if the Company has not exercised the Option, under Section 2, to issue the Shares to the Stockholder on or prior to 5:00 p.m. EDT on July 7, 2003 (the “Expiration Date”); and (b) shall not be exercised unless the Offset Amount (as defined below) is at least $10 million.

           SECTION 2.  Exercise of Option; Price. The Company may, in its sole discretion, exercise the Option by providing the Stockholder written notice (the "Issuance Notice") of such exercise on or prior to 5:00 p.m. EDT on the Expiration Date. If the Company exercises the Option, at the Closing (as defined in Section 3), the Company shall issue to the Stockholder, and the Stockholder shall accept, upon the terms and conditions hereinafter set forth, the number of Shares set forth in the Issuance Notice, at the Value.

           SECTION 3.  Delivery of the Shares at the Closing. If the Company exercises the Option, the completion of the option exercise of the Shares (the “Closing”) shall occur at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202 at 10:00 a.m. on the date (the “Closing Date”) designated by the Company in its sole discretion; provided that the Closing shall occur not later than two business days after the Expiration Date. The Cash Dividend shall not apply to or be paid on the Shares.

           At the Closing, the Company shall deliver to the Stockholder one or more stock certificates registered in the name of the Stockholder, or, if so indicated on the Stock Certificate Questionnaire attached hereto as Appendix I, in such nominee name(s) as designated by the Stockholder, representing the number of Shares that the Company elects to issue to the Stockholder at the Closing and bearing an appropriate legend referring to the fact that the Shares were issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof and Rule 506 promulgated thereunder. The name(s) in which the stock certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as Appendix I. The consideration for the Shares is represented by its irrevocable waiver of its rights to the Cash Dividend arising from Stockholder’s ownership of the Currently Owned Shares as set forth below in Section 4 below.

           SECTION 4.  Waiver and/or Payment of Cash Dividend upon Exercise or Nonexercise of Option. In the event that the Company exercises the Option in full or in part, the Stockholder shall, upon the issuance of the Shares, automatically and irrevocably waive all of its rights to the following portion (the “Offset Amount”) of the Cash Dividend otherwise payable in respect of the Currently Owned Shares: the product equal to the Value multiplied by the number of Shares issued to the Stockholder hereunder. If the Option is not exercised in full, then the Company shall pay to the Stockholder, by wire transfer, the following amount within five (5) business days of the later of (x) the date that the Company receives written wire transfer instructions from the Stockholder, and (y) the Expiration Date: the difference between (a) the product equal to the number of Currently Owned Shares multiplied by $5.05 (the amount of the Cash Dividend on a per Share basis), and (b) the Offset Amount. In the event of such exercise of the Option, the Stockholder hereby releases the Company from all of its obligations relating to the Offset Amount and releases all claims that the Stockholder has or may have regarding the right to receive the Offset Amount in cash or otherwise (except in the form of the Shares).

           SECTION 5.  Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Stockholder as follows:

           (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

           (b)  The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance of the Shares by the Company pursuant to this Agreement.

           (c)  The Company has full legal right, corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions herein contemplated (i) will not violate any provision of the organizational documents of the Company, and (ii) will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, lease, franchise, license, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case under this clause (ii) which would have a material adverse effect on the Company's business or assets. Upon the execution and delivery of this Agreement, and assuming the valid execution thereof by the Stockholder, this Agreement will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements in Section 8 hereof may be legally unenforceable.

           (d)  In the event that the Option is exercised by the Company, immediately after the Shares are issued to the Stockholder, the Shares will be listed on the New York Stock Exchange.

           (e)  It is the Company's understanding that the Shares will be deemed to be "Common Stock" as defined under the Amended and Restated Stockholders' Agreement dated May 14, 2002 between and among the Company and certain stockholders of the Company (including the Stockholder).

           SECTION 6.  Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents and warrants to, and covenants with, the Company as follows:

           (a)  The Stockholder (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision regarding the Shares; (ii) is acquiring the Shares to be issued to it pursuant to Section 2 above for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares; (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder; (iv) has completed or caused to be completed the Questionnaire attached hereto as Appendix I; (v) has, in connection with its decision regarding the Shares to be issued to it pursuant to Section 2 above, relied solely upon the Company Documents (as defined below) and the documents included therein or incorporated by reference and the representations and warranties of the Company contained herein; and (vi) the Stockholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. For purposes of this Agreement, "Company Documents" means all documents filed by the Company with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis, and Retrieval system pursuant to the requirements of the Securities Exchange Act of 1934, as amended, that can be accessed by the public through the Commission's Internet website.

           (b)  The Stockholder understands that the Shares are being issued to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations promulgated thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Stockholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Stockholder to acquire the Shares.

           (c)  The Stockholder understands that its investment in the Shares involves a significant degree of risk and that the market price of the Common Stock may be volatile and that no representation is being made as to the future value of the Common Stock. The Stockholder has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares.

           (d)  The Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

           (e)  The Stockholder understands that, until such time as a registration statement covering the Shares has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend in substantially the following form.

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

           (f)  The Stockholder's principal executive offices are in the jurisdiction set forth in the preamble of this Agreement.

           (g)  The Stockholder will not make any sale of the Shares without complying in all respects with the provisions of this Agreement and without complying with applicable securities laws, and in connection with such sale the Stockholder shall deliver to the Company a legal opinion from counsel to the Stockholder addressed to and in form reasonably acceptable to the Company.

           (h)  (i) The Stockholder has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, and assuming the valid execution thereof by the Company, this Agreement shall constitute a legal, valid and binding obligation of the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Stockholder hereof may be legally unenforceable.

           (i)  The Stockholder is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

           (j)  This Agreement has been duly authorized, executed and delivered by the Stockholder. The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions herein contemplated (i) will not violate any provision of the organizational or other constituent documents of the Stockholder, and (ii) will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, lease, franchise, license, permit or other instrument to which the Stockholder is a party or by which the Stockholder or any of its properties may be bound or affected and in each case under this clause (ii) which would have a material adverse effect on the Stockholder's business or assets.

           SECTION 7.  Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Stockholder herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Stockholder of the Shares hereunder and the acceptance thereof by the Stockholder.

           SECTION 8.  Indemnification; Remedies.

           (a)  Agreement of the Company to Indemnify. Subject to the conditions and provisions of Section 8, the Company hereby agrees to indemnify, defend and hold harmless the Stockholder Indemnified Persons (as defined below) from and against and in respect of all Claims (as defined below) asserted against, resulting to, imposed upon or incurred by such Stockholder Indemnified Persons (whether such Claims are by, against or relate to the Company or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any breach by the Company of any representation, warranty or covenant by the Company, or noncompliance by the Company with the terms of this Agreement.

           (b)  Agreement of the Stockholder to Indemnify. Subject to the conditions and provisions of Section 8, the Stockholder hereby agrees to indemnify, defend and hold harmless the Company Indemnified Persons (as defined below) from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the Company Indemnified Persons (whether such Claims are by, against or relate to the Stockholder or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any breach by the Stockholder of any representation, warranty or covenant by the Stockholder, or noncompliance by the Stockholder with the terms of this Agreement.

           (c)  Conditions of Indemnification. The obligations and liabilities of the Company and the Stockholder hereunder with respect to their respective indemnification obligations pursuant to this Section 8 resulting from any Claim shall be subject to the following terms and conditions:

                (i)  The indemnified party shall give prompt written notice to the indemnifying party of any Claim that is asserted against, resulting to, imposed upon or incurred by such indemnified party and that may give rise to liability of the indemnifying party pursuant to this Section 8 stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

                (ii)  Any indemnifying party will have the right to defend the indemnified party against the Claim with counsel of its choice reasonably satisfactory to the indemnified party so long as (A) the indemnifying party notifies the indemnified party in writing, within fourteen (14) days after the indemnified party has given notice of the Claim, that the indemnifying party will indemnify the indemnified party from and against the entirety of any Claims the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim, (B) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (C) the Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party, (E) the indemnifying party conducts the defense of the Claim actively and diligently and (F) if the indemnifying party is also a party to such Claim, the indemnified party reasonably determines that such joint representation would not be inappropriate.

                (iii)  So long as the indemnifying party is conducting the defense of the Claim in accordance with Section 8(c)(ii), (A) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (B) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (C) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnified party (not to be withheld unreasonably).

                (iv)  In the event any of the conditions in Section 8(c)(ii) or (iii) is or becomes unsatisfied, however, (A) the indemnified party may defend against the Claim in any manner it may deem appropriate without the consent of the indemnifying party, but the indemnified party shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the consent of the indemnifying party (which consent shall not be withheld without compelling reason), (B) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Claim, and (C) the indemnifying party will remain responsible for any Claims the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Section 8.

                (v)  In the event that any Claim shall arise out of a transaction or cover any period or periods wherein the Company, on the one hand, and Stockholder, on the other hand, shall each be liable hereunder for part of the liability or obligation arising therefrom, then Stockholder and the Company shall, each choosing its own counsel and bearing its own expense, defend such Claim, and no settlement or compromise of such Claim may be made without the joint consent or approval of Stockholder and the Company (which consent shall not be unreasonably withheld), except where the respective liabilities and obligations of Stockholder and the Company are clearly allocable or attributable on the basis of objective facts.

           (d)  Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by the Company or Stockholder of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

           (e)  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

           “Affiliate” means, as applied to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

           “Claims” means all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements.

           “Closing” means the closing of the issuance of the Shares pursuant to the Agreement.

           “Company Indemnified Persons” means, with respect to the Company, the Company and its Affiliates, employees, representatives, agents, stockholders (except the Stockholder), officers and directors.

           “Control” means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the term “Controlled” shall have the meanings correlative to the foregoing.

           “Stockholder Indemnified Persons” means, with respect to the Stockholder, the Stockholder and its Affiliates, employees, representatives, agents, stockholders, officers and directors.

           SECTION 9.  Lock-Up Agreement. The Stockholder hereby agrees that from the date hereof and until the first business day after the first anniversary of the Closing Date, the Stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Shares, enter into a transaction that would have the same effect, or enter into any short sale, swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, short sale, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company. The restrictions under this Section 9 shall terminate automatically in the event that the average closing sales price of the Common Stock on the New York Stock Exchange for five (5) consecutive trading days exceeds $30.00 per share (as adjusted for stock splits, stock dividends and recapitalizations). The Parties agree that the Currently Owned Shares are not subject to the restrictions under this Section 9.

           SECTION 10.  Miscellaneous.

           (a)  Further Assurances. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

           (b)  No Brokers. Each of Stockholder and the Company hereto represents and warrants to the other that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Agreement. Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

           (c)  Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

           (d)  Entire Agreement; Amendment. This Agreement, including the Appendix and other documents referred to herein or furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by Stockholder and the Company.

           (e)  Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

           (f)  Severability. If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

           (g)  Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

           (h)  Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

           (i)  Execution in Counterparts. To facilitate execution, this Agreement may be executed by facsimile and in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

           (j)  Limitation on Benefits. The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, except that the agreements set forth in Section 8 also shall be for the benefit of, and enforceable by, Stockholder Indemnified Persons and Company Indemnified Persons and each of their respective successors, heirs, executors, administrators, legal representatives or permitted assigns.

           (k)  Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

           (l)  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received: (i) upon personal delivery to the party to be notified, (ii) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day, or (iii) three (3) days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid. All such notices and other communications shall be addressed to the other parties at the addresses or facsimile numbers set forth on the signature pages hereto, or at such other addresses and numbers as such party shall have furnished to the other parties at least five (5) days previously in writing.

[SIGNATURE PAGES FOLLOW]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

REGAL ENTERTAINMENT GROUP

By:        _________________________________
Name:   _________________________________
Title:       _________________________________
Address:   7132 Regal Lane
                    Knoxville, TN 37918
                    Attn: Peter Brandow, General Counsel

Facsmile Number: 865-922-6085

GSCP RECOVERY, INC.

By:        _________________________________
Name:   _________________________________
Title:       _________________________________
Address:     500 Campus Drive
                      Florham Park, NJ 07932
Attn:    ________________________________
Facsimile Number:________________________

Appendix I

REGAL ENTERTAINMENT GROUP
STOCK CERTIFICATE QUESTIONNAIRE

           Pursuant to Section 3 of the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:	GSCP Recovery, Inc.

2.	The relationship between the Stockholder and the Registered Holder listed in response to item 1 above:	same

3.	The mailing address of the Registered Holder listed in response to item 1 above:	500 Campus Drive Florham Park, NJ 07932

4.	The Social Security Number or Tax Identification Number of the Registered Holder listed in response to item 1 above:	52-2138811